UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                        Commission File Number:  333-121914-01


                        MORGAN STANLEY ABS CAPITAL I INC.
             (Exact name of registrant as specified in its charter)

         1585 Broadway, 2nd Floor, New York, NY 10036  (212) 761-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     IXIS Real Estate Capital Trust 2005-HE2
              Mortgage Pass-Through Certificates, Series 2005-HE2
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 Morgan Stanley ABS Capital I Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.

                  By:   JPMorgan Chase Bank, N.A. as Trustee for:

                        IXIS Real Estate Capital Trust 2005-HE2
                        Mortgage Pass-Through Certificates, Series 2005-HE2

                  By:    /s/ Thomas Venusti
                        --------------------------------------------
                Name:   Thomas Venusti
               Title:   Assistant Vice President

                Date:   January 27, 2006